Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR DECEMBER 2020

Dallas, Texas, December 4, 2020 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.124040 per unit, payable on December 29, 2020, to unit holders of record on December 15, 2020. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

During the month of November, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of November. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delayed basis. We will continue to strive to make the operations of the Trust and its providers, as fluid as possible.

Also, the impact of the precipitous drop in energy pricing are not reflected in this month’s revenue, however it has been seen in the previous months. With the assets of the Royalty Trust being almost true royalty interest ownership of established production streams, production should continue, however the over-supply of existing industry inventories will affect the ability to transport on down the production stream. As the result of these aforementioned factors, various producers/operators/purchasers may not be able to continue as they have been and could affect payment to the Trust. We are taking steps to monitor those various entities as they have a direct relationship with the Trust. The ownership of the Trust’s various royalty interests should not be diminished, as that will continue.

This distribution reflects primarily the oil production for September 2020 and the gas production for August 2020. Preliminary production volumes are approximately 49,182 barrels of oil and 761,607 Mcf of gas. Preliminary prices are approximately $38.40 per barrel of oil and $1.68 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	49,182	761,607	$38.40	$1.68
Prior Month	54,132	619,545	$37.23	$1.45

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of November, approximately $671,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Since the close of business in November and prior to this press release, there has been approximately $555,000 in revenue received.

Approximately $722,000 for 2020 Ad Valorem taxes was deducted from this month’s distribution as compared to $922,000 this time last year. These payments are normal expenditures at this time of year.

The 2020 tax information packets are expected to begin mailing directly to unitholders in early March 2021. A copy of Sabine’s 2020 tax information booklet will be posted on Sabine’s website by March 1, 2021. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2020 tax information by February 26, 2021.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper—SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839